Exhibit (c)(3)

Deutsche Bank CONFIDENTIAL Corporate Banking & Securities

Discussion materials

May 2, 2013

Deutsche Bank Securities Inc., a subsidiary of Deutsche Bank AG, conducts investment banking and securities activities in the United States.

DRAFT

“IMPORTANT: This presentation (the “Presentation”) has been prepared by Deutsche Bank’s investment banking department exclusively for the benefit and internal use of the recipient (the “Recipient”) to whom it is addressed. The Recipient is not permitted to reproduce in whole or in part the information provided in this Presentation (the “Information”) or to communicate the Information to any third party without our prior written consent. No party may rely on this Presentation without our prior written consent. Deutsche Bank and its affiliates, officers, directors, employees and agents do not accept responsibility or liability for this Presentation or its contents (except to the extent that such liability cannot be excluded by law).

Statements and opinions regarding the Recipient’s investment case, positioning and valuation are not, and should not be construed as, an indication that Deutsche Bank will provide favourable research coverage of the Recipient or publish research containing any particular rating or price target for the Recipient’s securities.

This Presentation is (i) for discussion purposes only; and (ii) speaks only as of the date it is given, reflecting prevailing market conditions and the views expressed are subject to change based upon a number of factors, including market conditions and the Recipient’s business and prospects. The Information, whether taken from public sources, received from the Recipient or elsewhere, has not been verified and Deutsche Bank has relied upon and assumed without independent verification, the accuracy and completeness of all information which may have been provided directly or indirectly by the Recipient. No representation or warranty is made as to the Information’s accuracy or completeness and Deutsche Bank assumes no obligation to update the Information. The Presentation is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by Deutsche Bank. The analyses contained in the Presentation are not, and do not purport to be, appraisals of the assets, stock, or business of the Recipient. The Information does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects.

The Presentation is not exhaustive and does not serve as legal, accounting or tax advice. Nothing herein shall be taken as constituting the giving of investment advice and this Presentation is not intended to provide, and must not be taken as, the basis of any decision and should not be considered as a recommendation by Deutsche Bank. Recipient must make its own independent assessment and such investigations as it deems necessary. In preparing this presentation Deutsche Bank has acted as an independent contractor and nothing in this presentation is intended to create or shall be construed as creating a fiduciary relationship between the Recipient and Deutsche Bank.”

Deutsche Bank DRAFT Corporate Banking & Securities

Illustrative sources & uses and pro forma capitalization

Scenario 1: 5.0x net leverage / ~$140mm preferred equity

($ in millions, except per share data)

Transaction assumptions

Purchase price	$12.50
Float shares[a]	38.0
Share purchase cost	$474

Indicative rate assumptions

Existing revolver	L + 325
Existing term loan B	L + 325
LIBOR floor	1.00%
Incremental term loan B	L + 325
LIBOR floor	1.00%
OID	99
New senior notes	7.50%
New preferred equity	
Cash dividend	12.00%

WACD	5.01%

Pro forma capitalization

	As of 3/31/13E	Adjustments +	Adjustments -	Pro forma 3/31/13E
Cash	$147			$147
Revolver ($180 million)	$97		($97)	--
Existing term loan	675			675
Incremental term loan B	--	110		110
Total secured debt	**$772**			**$785**
New senior notes	--	200		200
Other debt	24			24
Total debt	**$796**			**$1,009**
Net debt	**$648**			**$861**
New preferred equity	--	141		141
Common equity	776	594	(776)	594
Total capitalization	**$1,572**			**$1,745**
Net capitalization	**$1,424**			**$1,597**
Credit statistics:				
Interest expense, net	27			51
EBITDA / net int exp	6.3x			3.4x
Total debt / EBITDA	4.6x			5.9x
Net debt / EBITDA	3.8x			5.0x

(a) Pro forma for $200 million share repurchase.

Deutsche Bank
Corporate Banking & Securities

DRAFT

1

($ in millions, except per share data)

Transaction assumptions

Purchase price $12.50 Float shares(a) 38.0 Share purchase cost $474

Indicative rate assumptions

Existing revolver L + 325

Existing term loan B L + 325

LIBOR floor 1.00%

Incremental term loan B L + 325

LIBOR floor 1.00%

OID 99

New senior notes 7.50%

WACD 5.48%

Illustrative sources & uses and pro forma capitalization

Scenario 2: 5.8x net leverage / no preferred equity

Pro forma capitalization

As of Adjustments Pro forma 3/31/13E +—3/31/13E

Cash $147 ($1) $146 Revolver ($180 million) $97 (97) —Existing term loan 675 675 Incremental term loan B — 50 50

Total secured debt $772 $725

New senior notes — 400 400 Other debt 24 24

Total debt $796 $1,149 Net debt $648 $1,003

Common equity 776 594 (776) 594

Total capitalization $1,572 $1,743 Net capitalization $1,424 $1,597 Credit statistics:

Interest expense, net 27 63 EBITDA / net int exp 6.3x 2.7x Total debt / EBITDA 4.6x 6.7x Net debt / EBITDA 3.8x 5.8x

(a)	Pro forma for $200 million share repurchase.

Deutsche Bank DRAFT 2 Corporate Banking & Securities

Recent consumer sector LBO capitalization (pg 1 of 2)

($ in millions)	Del Monte	J. Crew	Jo-Ann Stores	Academy Sports	BJ's Wholesale	99 Cents Only Stores	P.F. Chang's
Date Priced	2/3/2011	3/1/2011	3/15/2011	7/27/2011	9/23/2011	12/14/2011	5/31/2012
Ratings:							
Corp	B1 / B+	B2 / B	B2 / B	B2/B	B1/B+	B2/B	B2 / B
Capitalization:							
Cash	$15	$50	$33	$5	$69	$12	$5
Revolver	100	--	50	--	438	--	--
1st Lien Term Loan	2,700	1,200	650	840	1,075	525	305
2nd Lien	--	--	--	--	200	--	--
Total Secured Debt	**$2,800**	**$1,200**	**$700**	**$840**	**$1,713**	**$525**	**$305**
Senior Notes	1,300	400	450	450	--	250	300
Total Senior Debt	**$4,100**	**$1,600**	**$1,150**	**$1,290**	**$1,713**	**$775**	**$605**
Sr. Sub. Notes/Mezzanine	--	--	--	--	--	--	--
Total Debt	**$4,106**	**$1,600**	**$1,150**	**$1,290**	**$1,713**	**$775**	**$605**
Equity	1,624	1,269	410	1,135	630	636	526
Total Capitalization	**$5,730**	**$2,869**	**$1,560**	**$2,425**	**$2,343**	**$1,411**	**$1,131**
Equity as % of Total Cap.	*28%*	*44%*	*26%*	*47%*	*27%*	*45%*	*47%*
LTM Revenues	$3,713	$1,711	$2,079	$2,830	$10,111	$1,424	$1,240
LTM EBITDA	637	326	229	207	385	149	133
EBITDA Margin	*17%*	*19%*	*11%*	*7%*	*4%*	*10%*	*11%*
FCF / Total Debt	*8%*	*12%*	*9%*	*4%*	*7%*	*2%*	*6%*
Credit Statistics:							
First Lien Leverage	**4.4x**	**3.7x**	**3.1x**	**4.1x**	**3.9x**	**3.5x**	**2.3x**
Total Leverage	**6.5x**	**4.9x**	**5.0x**	**6.2x**	**4.4x**	**5.2x**	**4.5x**
Sponsor:	KKR/Vestar/ Centerview	TPG/Leonard Green	Leonard Green	KKR	LG&P/CVC	Ares, CPPIB	Centerbridge
Final Pricing:							
First Lien TL At Issue Yield	4.563%	4.750%	5.000%	6.250%	5.250%	7.500%	6.500%
Second Lien TL At Issue Yield	--	--	--	--	11.250%	--	--
Notes Coupon:	7.625%	8.125%	8.125%	9.250%	--	11.000%	10.250%
Average Cost of Debt	5.516%	5.594%	6.131%	7.134%	4.772%	8.290%	8.233%

3

Recent consumer sector LBO capitalization (pg 2 of 2)

($ in millions)	Savers	Amscan / Party City	AOT Bedding	David's Bridal	Smart & Final	Albertson's	H.J. Heinz Company
Date Priced	6/28/2012	7/23/2012	9/19/2012	10/5/2012	11/8/2012	2/26/2013	3/27/2013
Ratings:							
Corp	B2/B	B2/B	B2/B	B3/B	B3/B	NR/B	Ba3/BB-
Capitalization:							
Cash	$8	$17	$10	$2	--	$59	$1,250
Revolver	8	100	--	2	--	230	--
1st Lien Term Loan	655	1,125	1,310	520	525	1,150	9,500
2nd Lien	--	--	--	--	195	--	3,100
Total Secured Debt	**$663**	**$1,244**	**$1,310**	**$525**	**$720**	**$1,629**	**$12,600**
Senior Notes	--	700	650	270	--	--	868
Total Senior Debt	**$663**	**$1,944**	**$1,960**	**$795**	**$720**	**$1,629**	**$13,468**
Sr. Sub. Notes/Mezzanine	295	--	--	--	--	--	--
Total Debt	**$958**	**$1,944**	**$1,960**	**$795**	**$720**	**$1,629**	**$13,468**
Equity	764	841	1,130	304	295	550	16,240
Total Capitalization	**$1,722**	**$2,785**	**$3,090**	**$1,099**	**$1,015**	**$2,179**	**$29,708**
Equity as % of Total Cap.	*44%*	*30%*	*37%*	*28%*	*29%*	*25%*	*55%*
LTM Revenues	$1,014	$1,899	$2,208	$741	$3,000	$10,697	$11,508
LTM EBITDA	155	298	292	121	132	389	2,362
EBITDA Margin	*15%*	*16%*	*13%*	*16%*	*4%*	*4%*	*21%*
FCF / Total Debt	*4%*	*6.4%*	*7.2%*	*7%*	*4%*	*10%*	*13%*
Credit Statistics:							
First Lien Leverage	**4.3x**	**4.2x**	**4.5x**	**4.3x**	**4.0x**	**4.2x**	**4.0x**
Total Leverage	**6.2x**	**6.5x**	**6.7x**	**6.5x**	**5.4x**	**4.2x**	**5.7x**
Sponsor:	Leonard Green	THL	Advent	CD&R	Ares	Cerberus	Berkshire Hathaway, 3G
Final Pricing:							
First Lien TL At Issue Yield	6.500%	6.000%	5.250%	5.250%	6.000%	5.875%	3.375%
Second Lien TL At Issue Yield	--	--	--	--	11.250%	--	3.563%
Notes Coupon:	--	8.875%	8.125%	7.750%	--	--	4.250%
Average Cost of Debt	6.250%	6.949%	6.036%	5.940%	4.794%	5.750%	3.026%

4